Exhibit 10(1)
Oslo, 26 June 2008
Dear Vincent McDonnell,
ENGAGEMENT LETTER
We refer to our discussions regarding the contemplated rights issue in CanArgo Energy Corporation (the “Company”) with contemplated gross proceeds of minimum USD 24.2 million (based on a one for one rights issue) (the “Transaction”).
Through the execution of letters of intent with a group of private investors (the “Underwriters”), the Company has tentatively secured the full underwriting of the Transaction. The Transaction will be a rights share issue to stockholders possibly with tradable rights.
The Transaction is expected to take place after an Annual General Meeting of stockholders (AGM) scheduled to be held on July 18, 2008 subject to any adjournments or postponements thereof. The completion of the Transaction is expected to take place in Q3/Q4, 2008.
In this letter including the attached Terms and Conditions (the “Engagement Letter”), we will describe the role, services, remuneration, rights and obligations of Glitnir Securities AS (“Glitnir Securities”) together with the Company’s role, rights and obligations in connection with the contemplated Transaction.
Except if disclosure is required by applicable laws and regulations, including applicable stock exchange regulations, the Company agrees to keep the terms of this Engagement Letter confidential.
1      ROLE OF GLITNIR SECURITIES
Glitnir Securities shall provide the Company, with the following financial advice and assistance together with any additional assistance we agree with the Company in writing (the “Engagement”):
(i)	advise on the structuring, timing and project management of the Transaction;
(ii)	advice and assistance, in conjunction with such legal and other advisors as the Company consider appropriate, on the preparation of any documents related to the Transaction including formal offering documents, information for the Company’s corporate bodies and press releases and other announcements;
(iii)	assistance in connection with preparation of documentation to Oslo Børs and meetings with Oslo Børs, including with respect to an offering prospectus if this is required under the Oslo Børs rules (generally if the rights issue (together with other share issues during the last 12 months) exceeds 10% of the current share capital);
(iv)	act as manager for the Transaction;
(v)	act as the Norwegian subscription agent for the Transaction;
(vi)	advise the Company in its dealings with Computershare and Brown Brothers in the US as subscription agents in respect of the Transaction and liaise with Computershare and Brown Brothers to ensure the Transaction is undertaken and completed in a seamless manner;
(vii)	advise and give recommendations on allocation and pricing in connection with the Transaction; and
(viii)	assist in the co-ordination of the closing and settlement of the Transaction.

For the avoidance of doubt, the duties and responsibilities of Glitnir Securities shall not include (i) tax, legal, regulatory, accountancy or other specialist or technical advice or services; or (ii) general financial or strategic advice.
2      FEES
The following fee(s) will be payable by the Company to Glitnir Securities:
a)	Commencement fee. USD 10.000, payable within 10 business days from the date of this Engagement Letter, provided this has been accepted, and payable irrespective of whether the Transaction is successfully completed or not, provided, however, that 100% of the commencement fee shall be deducted from the Transaction Fees if the Transaction is completed.
b)	Transaction Fees.
(i)	Arrangement fee: 2.5%, but no less than USD 600.000, of the gross proceeds from the Issue (being the aggregate number of shares multiplied by the price per share in the Transaction).
(ii)	Discretionary fee: Up to 0.5% of the gross proceeds from the Issue, payable only and entirely at the Company’s discretion, taking into consideration the Company’s satisfaction of the services provided by us in relation to the Transaction, taking into account the quality, efficiency and ability to complete the Transaction as well as compensation for any prolonged work in connection with any unforeseen delay in the contemplated closing of the Transaction.
          The Transaction Fees fall due upon completion of the Transaction.
c)	Reimbursement of expenses. Please see Clause 6 of the attached Terms and Conditions.
The further payment terms are set out in Clause 6 and 7 of the attached Terms and Conditions.
3      OTHER TRANSACTIONS
During a period of 12 months from the execution of this Engagement Letter, the Company gives Glitnir Securities the right to make an offer or participate in negotiations for new assignments or transactions, falling outside the scope of this Engagement, where the Company decides to appoint an investment firm.
4      TERMINATION AND SURVIVAL
This Engagement Letter and the Engagement may be terminated with or without cause by the Company or by Glitnir Securities by written notice at any time and without any continuing obligation.
The following shall, notwithstanding the above termination right, survive any termination and remain in full force and effect:
(i)	accrued rights and liabilities, including any fees earned and reimbursement of expenses incurred by Glitnir Securities at the date of termination, cf section 2 above; and
(ii)	the confidentiality obligation included in the preface above, clause 3 (other transactions), clause 4 (termination and survival) and clause 6 (governing law and jurisdiction) of this letter and clause 5 (confidentiality), clause 9 (limitation of liability), clause 10 (indemnification), clause 12 (conflicts of interest) and clause 14 (entire agreement) of the attached Terms and Conditions.
In addition, where (i) the Company terminates the Engagement and this is not due to material breach by Glitnir Securities of the terms and conditions of the Engagement or (ii) Glitnir Securities terminates the Engagement due to the Company’s material breach of the terms and conditions of the Engagement, Glitnir Securities’ right to fees pursuant to this Engagement Letter shall survive and remain in full force and effect where, within 12 months from the date of execution of this letter, any transaction of a nature covered by this Engagement Letter or a similar transaction, is agreed (whether subject to conditions or otherwise) or concluded by the Company. The fees payable in accordance with the foregoing shall be payable when the transaction is completed.
5      TERMS AND CONDITIONS
The Engagement is governed by this Engagement Letter and the attached terms and conditions (the “Terms and Conditions”), which are incorporated by reference in this Engagement Letter. To the extent there is a conflict between the terms and conditions set out in this Engagement Letter and the terms and conditions set out in the Terms and Conditions, the Engagement Letter shall prevail. To the extent there is a conflict between the English and Norwegian versions of the Terms and Conditions, the English version shall prevail.
6      GOVERNING LAW AND JURISDICTION
This Engagement Letter including the attached Terms and Conditions shall be governed by, and construed in accordance with, the laws of Norway. Any disagreement, difference or dispute between the parties hereto relating to this Engagement Letter including the attached Terms and Conditions which is not settled amicably, shall be settled by arbitration in Oslo pursuant to the procedures set forth in the Norwegian Arbitration Act (“voldgiftsloven”). The arbitration and the decision of the court of arbitration shall be confidential, and the parties shall confirm such confidentiality with respect to each arbitration case.
We hope the above terms and conditions are satisfactory and ask the Company to kindly counter-sign the letter below and return it to us. Should the Company have any questions or wish to discuss any issues regarding the Engagement and this Engagement Letter, please do not hesitate to contact us.
We look forward to working with the Company on the Transaction.
Yours sincerely,
Glitnir Securities AS
/s/ Anders Rønningen
Anders Rønningen
Head of Corporate Finance
By signing below the Company confirm the Company’s agreement to the Engagement on the terms and conditions set out herein, including the attached Terms and Conditions.
CanArgo Energy Corporation

/s/ Vincent McDonnell	/s/ Jeffrey Wilkins
Vincent McDonnell Chairman, CEO	Jeffrey Wilkins CFO
Enclosure: Terms and Conditions

STANDARDVILKÅR	TERMS AND CONDITIONS
1 GENERELT. Disse vilkårene og betingelsene (“Standardvilkår”) utgjør en del av avtalen (“Oppdragsbekreftelsen”) som de er et vedlegg til. Alle definisjoner i Oppdragsbekreftelsen skal gjelde for disse Standardvilkår med mindre noe annet er beskrevet. 2 GLITNIR KONSERNET. Glitnir Securities kan utføre Oppdraget sammen med Glitnir banki hf. med datterselskaper og alle andre medlemmer og selskaper tilknyttet Glitnir konsernet (sammen kalt “Glitnir Group”), og Glitnir Group skal ha de rettigheter og forpliktelser etter som fremgår av Oppdragsbekreftelsen. 3 SELSKAPETS INFORMASJONSPLIKT.

Selskapet og dets datterselskaper (samlet kalt “Konsernet”) skal i forbindelse med Oppdraget; (i) gi Glitnir Group og dets rådgivere slik tilgang til styremedlemmene, ledelsen og revisorene og rådgiverne for Konsernet, som den Glitnir Securities etterspør; (ii) sørge for at Glitnir Group har, og gi Glitnir Group tilgang til, all informasjon som er relevant i forbindelse med Oppdraget, og sikre at Konsernet under utføringen av dette ikke bryter og påse at Glitnir Group’s mottak og bruk av slik informasjon ikke bryter noen taushetsplikt, og at informasjonen som leveres er fullstendig, riktig og nøyaktig på alle måter og ikke villedende på grunn av utelatelser eller lignende. Glitnir Group skal kunne stole på all slik informasjon, inkludert, men ikke begrenset til, eventuell regnskapsinformasjon, prognoser og antakelser, samt offentlig tilgjengelig informasjon fremskaffet av Konsernet, uten uavhengig kontroll; (iii) umiddelbart varsle Glitnir Securities hvis de senere oppdager at informasjon fremlagt av dem, er blitt eller vil bli, ufullstendig, uriktig, unøyaktig eller villedende, eller at slik informasjon er feilaktig innhentet eller at Glitnir Group’s anskaffelse eller bruk av denne vil være uautorisert, eller bryte med lov, pålegg eller forpliktelse; (iv) påse at alle kunngjøringer og dokumenter som gjøres og publiseres av Konsernet eller på vegne av Konsernet i forbindelse med eller i tilknytning til Oppdraget (“Kommunikasjonen”) bare gjøres eller publiseres i samråd med Glitnir Securities (bortsett fra eventuell Kommunikasjon som refererer direkte eller indirekte til Glitnir Group, som bare skal gjøres med skriftlig samtykke fra Glitnir Securities (og slikt samtykke skal ikke til bakeholdes uten rimelig grunn)) og er riktig, nøyaktig og ikke villedende, og at den, dersom relevant, vil inneholde all informasjon og alle erklæringer som er nødvendig for juridiske eller regulatoriske formål (inkludert, men ikke begrenset til, kravene til Oslo Børs eller eventuelle andre gjeldende børskrav), og all slik informasjon og slike erklæringer skal gis etter behørig og nøyaktig vurdering; og
1 GENERAL. These terms and conditions (the “Terms and Conditions”) form part of the letter (the “Engagement Letter”) to which they are attached. All definitions in the Engagement Letter shall apply to these Terms and Conditions, unless otherwise stated herein. 2 THE GLITNIR GROUP. Glitnir Securities may perform the Engagement in conjunction with Glitnir banki hf. with subsidiaries and all other members and affiliates of the Glitnir group of companies (together the “Glitnir Group”) and the Glitnir Group shall be entitled to the rights and obligations of the Engagement letter. 3 INFORMATION OBLIGATIONS OF THE COMPANY. The Company and its subsidiaries (together the “Group”) will in connection with the Engagement; (i) provide the Glitnir Group and its advisers with such access to the directors, management, and auditors of, and advisers to, the Group as requested by Glitnir Securities; (ii) provide the Glitnir Group with, and give Glitnir Group access to, all information which is relevant for the purposes of the Engagement and ensure that, in so doing, it will not breach and will ensure that the receipt and use of such information by th e Glitnir Group will not breach any confidentiality obligation, and that the information so supplied is complete, true and accurate in all material respects and not misleading, whether by omission or otherwise. The Glitnir Group shall be entitled to rely on all such information, including but not limited to, any accounting data, forecasts and projections, as well as all publicly available information, provided by the Group, without independent verification; (iii) immediately notify Glitnir Securities if it subsequently discovers that any information provided by it is, or becomes, incomplete, untrue, inaccurate or misleading or that any such information has been improperly obtained or that its provision or use by Glitnir Group would be unauthorized or in breach of any law, duty or obligation; (iv) ensure that all announcements and documents published or statements made by it or on its behalf in the course of, and relevant to, the Engagement (“Communications”) will only be made or published after consultation with Glitnir Securities (save in the case of any Communication which refers directly or indirectly to Glitnir Group, which shall only be made with the prior written consent of Glitnir Securities (such consent not to be unreasonably withheld)) and will be true and accurate and not misleading and, where appropriate, will contain all information and expressions of opinion necessary for legal or regulatory purposes (including, but not limited to, the requirements of Oslo Børs (the Oslo Stock Exchange) or any other applicable stock exchange requirements) and all such information and opinions will be provided after due and careful consideration; and
(v) til enhver tid holde Glitnir Securities fullstendig informert om strategi, utvikling og diskusjoner som er relevante for Oppdraget, og ikke utføre noen handlinger som kan, indirekte eller direkte, påvirke Oppdraget, uten å konsultere Glitnir Securities først. 4 TEGNINGSINNBYDELSE/SALG AV AKSJER. En eventuell tegningsinnbydelse skjer under forutsetning av, blant annet (i hvert tilfelle hvis ikke annet er bestemt av Glitnir Securities); (i) Selskapets overholdelse av Oppdragsbekreftelsens forpliktelser; (ii) tilfredsstillende utførelse av virksomhets-, finansiell og juridisk due diligence av Glitnir Securities og Glitnir Securities’ rådgivere;
(v) at all times keep Glitnir Securities fully informed of all strategies, developments and discussions of relevance to the Engagement and not take any action which may, indirectly or directly, affect the Engagement, without prior consultation with Glitnir Securities. 4 OFFERING OF SECURITIES. Any offering of securities shall be subject to, among other things (in each case unless waived by Glitnir Securities); (i) compliance by the Company with its obligations under the Engagement Letter; (ii) satisfactory completion of business, financial and legal due diligence by Glitnir Securities and Glitnir Securities’ advisors; (iii) Glitnir Securities receiving statements of completeness and indemnity in form and substance satisfactory to Glitnir Securities from such persons within the Company as it deems necessary, pertaining to the information provided by the Group to Glitnir Securities, including, without limitation, information provided in any financial and legal due-diligence and the information provided in the marketing material published in connection with the Transaction;
(iii) Glitnir Securities mottar tilfredsstillende erklæringer om fullstendighet og skadesløshet fra slike personer i Selskapet som
Glitnir anser nødvendig, vedrørende informasjon fremskaffet av
Konsernet til Glitnir Securities, inkludert, men ikke begrenset
(iv) in connection with a secondary sale of shares (“Share Sale”), it is acknowledged that it is a precondition that the relevant shareholders have undertaken (which the Company shall use its best endeavors to procure):
til, informasjon fremskaffet til eventuelle finansielle og juridiske due diligencer og informasjon i presentasjons- og markedsføringsmateriell publisert i forbindelse med Transaksjonen; (iv) i forbindelse med et annenhåndssalg av aksjer (“Aksjesalget”) er Selskapet innforstått med at det er en forutsetning at de relevante aksjeeierne har påtatt seg å (som Selskapet skal gjøre sitt beste for å fremskaffe):
- to give Glitnir Securities customary representations and warranties from the Company and its shareholders; and
- gi Glitnir Securities vanlige inneståelser og garantier fra Selskapet og dets aksjeeiere; og - overføre aksjene som dekkes av Aksjesalget til en blokkert VPS-konto som Glitnir Securities innehar (eller en annen bank/finansinstitusjon oppgitt av Glitnir Securities) innen datoen for Styrets godkjenning av prospektet eller annet presentasjonsmateriell, samt aksjene som skal overføres uten pant eller heftelser av noe slag; og - ikke selge aksjer i Selskapet, inngå avtale om slikt salg eller opsjon eller lignende instrument om å selge, pantsette eller på annen måte overføre eller gjøre aksjer i Selskapet tilgjengelig for en tredjepart, innenfor en periode som Glitnir Securities krever, som samsvarer med markedspraksis, etter at salgsprisen er fastsatt, bortsett fra i de tilfeller som er beskrevet i prospektet eller annet presentasjonsmateriell som brukes i forbindelse med Transaksjonen, eller når Glitnir Securities gir skriftlig samtykke på forhånd. (v) adekvate skadesløshets- og force majeure-bestemmelser; (vi) anskaffelse av ”comfort letters” fra Selskapets revisorer, samt juridiske erklæringer (legal opinion), hvis relevant for tilbudet, i en form som er tilfredsstillende for Glitnir Securities; og (vii) gjensidig akseptable parametere for tegningsstørrelse,
- to transfer the shares covered by the Share Sale to a blocked VPS account with Glitnir Securities (or another bank/financial institution as instructed by Glitnir Securities) no later than the date on which the board of the Company approves the prospectus or other presentation material, such shares to be transferred without encumbrances of any kind; and - not to sell shares in the Company, enter into an agreement on such sale or any option or similar instrument to sell, pledge or otherwise transfer or dispose of shares in the Company to a third party, within such a period as requested by Glitnir Securities, given in accordance with market practises, after the sale price has been determined, save in cases as described in the prospectus or other presentation material used for the Transaction or when Glitnir Securities gives its prior written consent. (v) adequate indemnification and force majeure provisions; (vi) the provision of comfort letters, from the auditors to the Company, and legal opinions, if relevant for the offering, in form and substance satisfactory to Glitnir Securities; and (vii) mutually acceptable parameters for offering size, structure and pricing.

tegningsstruktur og pris. Selskapet skal innhente skriftlig forhåndssamtykke fra Glitnir dersom Selskapet ønsker å disponere beløpet fra Transaksjonen før registrering av kapitalforhøyelsen i Foretaksregisteret. Ingenting i dette Oppdraget skal forstås som et tilbud fra Glitnir Group om noen form for finansiering eller garanti for fulltegning av Transaksjonen. 5 KONFIDENSIALITET. Glitnir Securities skal behandle Informasjon (slik det er definert nedenfor) som det har mottatt fra Konsernet, som konfidensiell i henhold til betingelsene nedenfor. ”Informasjon” skal bety all ikke-offentlig informasjon om Selskapets virksomhet og aktiviteter som Glitnir Securities får av eller på vegne av Selskapet og Konsernet, fra og med datoen for Oppdragsbekreftelsen, men skal ikke inkludere; (i) Informasjon som var kjent for Glitnir Securities før datoen for Oppdragsbekreftelsen; (ii) Informasjon som er, eller heretter blir alminnelig tilgjengelig for offentligheten, bortsett fra hvis denne blir tilgjengelig som et resultat av Glitnir Securities’ brudd på konfidensialitetsforpliktelsene etter Oppdragsbekreftelsen; eller (iii) Informasjon innehentet av Glitnir Securities fra en tredjepart. Glitnir Securities skal uavhengig av det overnevnte ha rett til å fremlegge Informasjon til sine agenter og/eller profesjonelle Glitnir Group may include rådgivere, i forbindelse med Oppdraget, forutsatt at slike agenter og/eller rådgivere er gjort oppmerksomme på Informasjonens konfidensialitet og forplikter seg til å overholde dette. Videre skal Glitnir Group ha rett til å fremlegge eller kunngjøre informasjon som påkrevd i henhold til lover, forskrifter, rettskjennelser eller tilsynsorganer, eller i henhold til vedtak truffet av forvaltningsorganer, lovpålagte krav eller forespørsler, eller anses nødvendig av Glitnir Securities eller andre medlemmer av Glitnir Group ved forberedelse av forsvar i eventuelle rettssaker, forvaltningssaker eller etterforskning, og ellers for å etterkomme Glitnir Groups lovpålagte forpliktelser. Etter det tidspunktet da Selskapet offentlig har kunngjort sine intensjoner om å delta i Transaksjonen, kan Glitnir Group inkludere referanser til sin utvelgelse og rolle i markedsføringsøyemed (inkludert, uten begrensning, plassering av annonser i aviser og tidsskrifter), og kan i slike forbindelser gjøre bruk av Selskapets og Konsernets navn og logo. Børsnoterte selskaper, innsideinformasjon Hvis Selskapet er notert på Oslo Børs, Oslo Axess eller eventuelle andre regulerte markeder, erkjenner Glitnir Securities at i forbindelse med Oppdragset, kan det være eller bli, underlagt forpliktelser i forhold til “Innsideinformasjon” slik det er definert i verdipapirhandelloven, og bekrefter at; (i) Glitnir Securities skal føre lister over personer (utenfor Selskapet og Selskapets andre rådgivere) som i forbindelse med Oppdraget av Glitnir Securities gis tilgang til Innsideinformasjon knyttet til Selskapet
Any decision by the Company to use the proceeds from the Transaction prior to registration of the share capital increase with the Register of Business Enterprises, is subject to prior written consent from Glitinr. Nothing in this Engagement shall be construed as an offer by the Glitnir Group of any financing or a commitment to underwrite any offering. 5 CONFIDENTIALITY. Glitnir Securities will treat Information (as defined below) provided to it by the Group as confidential subject to the following terms. ”Information” shall mean any and all non-public information concerning the business and affairs of the Company that is provided to Glitnir Securities, by or on behalf of the Company and the Group, on or after the date hereof, but shall not include; (i) Information which was already in the possession of Glitnir Securities’ prior to the date hereof; (ii) Information which is, or hereafter becomes, generally available to the public other than as result of a disclos ure by Glitnir Securities in breach of the Engagement Letter; or (iii) Information obtained by Glitnir Securities from a third party. Glitnir Securities shall notwithstanding the above be entitled to disclose any Information to its agents and/or professional advisers, for the purposes of the Engagement, provided that such agents and/or advisers are made aware of the confidential nature of the Information and agree to treat it as such. Further, the Glitnir Group shall be entitled to make disclosures or announcements required by any law, regulation or order of a court or regulatory body, or pursuant to governmental action, regulatory requirement or request, or necessary in the view of Glitnir Securities or any other member of the Glitnir Group to seek to establish any defence in any legal or regulatory proceeding or investigation or otherwise to comply with its own regulatory obligations. After such time as the Company has publicly announced its intention to engage in the Transaction, reference to its appointment and role for public marketing purposes (including, without limitation, the placement of tombstone advertisements in newspapers and journals), and may in such connection make use of the Company’s and the Group’s name and logo. Listed Companies, Inside information If the Company is listed on Oslo Børs, Oslo Axess or any other regulated market, Glitnir Securities acknowledges that in the course of the Engagement, it may be, or become, subject to obligations in relation to “Inside information” as defined in the Norwegian Securities Trading Act, and confirms that; (i) Glitnir Securities shall maintain its own list of persons (outside of the Company and the Company’s other advisors) who in connection with the Engagement are given access to Inside information by Glitnir Securities, relating to the Company (the "Glitnir Securities List”); and

(“Glitnir Securities-listen”); og (ii) ved forespørsel til Selskapet fra en relevant myndighet, skal Glitnir Securities gi Selskapet en kopi av Glitnir Securities-listen så snart som mulig etter Selskapets egen skriftlige forespørsel om det samme til Glitnir Securities. Selskapet forplikter seg til å informere Glitnir Securities når det gir Glitnir Securities Informasjon Selskapet med rimelighet anser å være Innsideinformasjon knyttet til Selskapet. 6 UTGIFTER. Selskapet godtar, ved forespørsel, å betale eller refundere Glitnir Group for kostnader og utgifter som det pådrar seg i forbindelse med Oppdraget (inkludert, uten begrensning, til reise, kommunikasjons- og dokumentproduksjons-kostnader samt honorarer og utlegg til eventuelle juridiske rådgivere, regnskaps-/finansielle rådgivere og andre konsulenter), uavhengig av om Oppdraget fullføres eller ikke. Glitnir Securities skal gi Selskapet dokumentasjon som det er rimelig å be om i tilknytning til disse utgiftene. Alle andre kostnader, betalinger og utgifter for, eller som har påløpt eller er pådratt i forbindelse med dette Oppdraget (inkludert betaling for juridisk bistand, regnskapsbistand, andre honorarer til fagfolk og andre utgifter) skal være gjort på vegne av, og skal betales av Selskapet. Glitnir Securities skal ikke engasjere rådgivere uten å konsultere Selskapet først. 7 BETALINGSBETINGELSER. Honorar som beskrevet i Oppdragsbekreftelsen skal betales innen ti virkedager fra datoen på den relevante fakturaen. Alle honorarer, tilbakebetalinger av utgifter og andre beløp som skal betales til Glitnir Securities, skal betales i norske kroner (med mindre en annen valuta er avtalt) med tillegg av merverdiavgift (dersom dette påløper) og andre gjeldende avgifter eller skatter. Hvis Selskapet er forpliktet til å gjøre fradrag eller holde tilbake eventuelle skatter, skal beløpet som skal betales, samles opp i den grad det er nødvendig, for å sikre at, etter fradrag eller tilbakeholdelse, det resterende beløpet som skal betales, er uendret. Ingen betalinger som gjøres til tredjeparter av Selskapet, skal redusere beløpet som skyldes av Selskapet til Glitnir Securities. Selskapet har ikke rett til å gjøre noen motregning eller lignende for honorarer, tilbakebetaling av utgifter og andre beløp som skal betales av Selskapet, til Glitnir Securities. Glitnir Securities skal, hvis beløpet fra Transaksjonen blir behandlet gjennom Glitnir Securities, ha rett til å trekke Transaksjonsavgiften fra det nevnte beløpet, før overføring av nettobeløpet til Selskapet. Selskapet godtar, ved forespørsel, i den grad det er rimelig i forhold til omfanget av Transaksjonen, å betale et beløp à konto til Glitnir Securities som dekker Glitnir Securities’ utgifter. Selskapet godtar at utgiftene fra eksterne konsulenter kan faktureres direkte av slike konsulenter hvis Glitnir Securities ønsker det. Hvis, ved undertegnelse av denne oppdragsbekreftelsen, Selskapet er mer enn én privatperson eller juridisk enhet, vil disse stå solidarisk ansvarlige for forpliktelsene som Glitnir Securities har påtatt seg.
(ii) following a request to the Company by a relevant regulator, Glitnir Securities will provide the Company with a copy of the Glitnir Securities List as soon as possible following the Company’s own written request of same to Glitnir Securities. The Company agrees to inform Glitnir Securities when it provides Glitnir Securities with any Information which the Company reasonably considers to be Inside information relating to the Company. 6 EXPENSES. The Company agrees, upon request, to pay or reimburse Glitnir Group for cost and expenses it incurs in connection with the Engagement (including, without limitation, travel, communication, document production expenses, and fees and disbursements of any legal, accounting or other advisers), whether or not the Engagement is completed. Glitnir Securities shall provide the Company with any documentation reasonably requested to support such expenses. All other costs, charges and expenses of, or incidental to, or incurred in connection with, this Engagement (including legal, accounting and other professional fees and expenses which may be payable) shall be for the account of and shall be paid by the Company. Glitnir Securities will not engage advisers without prior consultation with the Company. 7 PAYMENT TERMS. The fees under the Engagement Letter shall be paid within ten business days of the date of the relevant invoice. All fees, reimbursements of expenses and other sums payable to Glitnir Securities are payable in Norwegian kroner (unless any other currency is agreed) plus value-added tax (if applicable) and other applicable charges or taxes. If the Company is obliged to make any deduction or withholding on account of any tax of any nature, the amount payable shall be grossed up to the extent necessary to ensure that, after such deduction or withholding, the amount otherwise payable remains unchanged. No payments made to third parties by the Company shall reduce amounts owed by the Company to Glitnir Securities. The Company is not entitled to make any set-offs or similar with regard to the fees, reimbursements of expenses and other sums payable by the Company to Glitnir Securities. Glitnir Securities shall, if the proceeds from the Transaction are processed through Glitnir Securities, be entitled to deduct the Transaction Fee from said proceeds, prior to transferring the net proceeds to the Company. The Company agrees, upon request, to the extent reasonable in relation to the scope of the Transaction, to pay an amount on account to Glitnir Securities to cover Glitnir Securities’ expenses. The Company agrees that expenses from external advisors may be invoiced directly by such advisors if Glitnir so wishes. If, on the signing of this engagement letter, the Company is more than one natural or legal person, each person will be jointly and severally liable for the obligations that are undertaken by Glitnir Securities.

8 OVERHOLDELSE. Selskapet skal overholde, samt sørge for at Konsernet overholder, i forbindelse med Oppdraget, alle gjeldende juridiske og lovmessige forskrifter, inkludert, men ikke begrenset til, fra Oslo Børs og eventuelle andre relevante børser og myndigheter.
8 COMPLIANCE. The Company shall, and shall cause the Group to, in connection with the Engagement, comply with all applicable legal and regulatory provisions including, but not limited to, those of Oslo Børs and any other applicable stock exchange/regulator.
9 ANSVARSBEGRENSNING. Selskapet godtar at verken Glitnir Securities eller noe annet medlem av Glitnir Group (eller noen av dets respektive eiere, styremedlemmer, ledere, ansatte, konsulenter og agenter) skal være ansvarlig overfor Selskapet eller noen av dets styremedlemmer, ledere, ansatte eller agenter for noe krav, tap, skade, ansvar eller kostnad eller utgift som er påløpt Selskapet, eller påløpt noen annen person på grunn av eller knyttet til Oppdraget, med mindre dette skyldes grov uaktsomhet eller forsett fra Glitnir Securities’ side. Glitnir Securities skal ikke under noen omstendighet være ansvarlig for noe indirekte tap eller konsekvenstap. Glitnir Securities’ ansvar i forhold til Selskapet skal under alle omstendigheter være begrenset til honorarene som Selskapet skal betale til Glitnir Securities under Oppdraget, slik det er beskrevet i Oppdragsbekreftelsen. 10 SKADESLØSHOLDELSE. Selskapet godtar å holde skadesløs og forsvare Glitnir Securities, Glitnir Group og respektive eiere, styremedlemmer, ledere, ansatte, konsulenter og agenter (hver enkelt en “Skadesløs Person”) fra og mot alle krav, handlinger, saksanlegg, tap, skadeserstatning, forpliktelser, kostnader og utgifter; (i) i forbindelse med en eventuell uriktig kunngjøring eller påstått uriktig kunngjøring av et faktum, eventuell vesentlig utelatelse eller påstått utelatelse eller villedende kunngjøring i en investorpresentasjon, prospekt eller annet presentasjons- eller markedsføringsmateriale eller informasjon fremlagt eller publisert av Konsernet i forbindelse med Oppdraget; eller (ii) i forbindelse med Oppdraget eller noen annen sak eller aktivitet som det refereres til eller som er tiltenkt i denne Oppdragsbekreftelsen, eller i forbindelse med en eventuell mangel på overholdelse av Konsernet av dets forpliktelser, ansvar eller garantier i forbindelse med Oppdraget, som en Skadesløs Person kan lide eller pådra seg i en rettkrets, og alle kostnader og utgifter som den Skadesløse Personen pådrar seg, skal snarlig dekkes av Konsernet på forespørsel, inkludert det som er påløpt i forbindelse med gransking av, klargjøring av eller forsvar av, eventuelle forestående eller varslede prosesser eller krav som dekkes av betingelsene av denne skadesløsheten eller hendelser knyttet til dette. Under forutsetning av punkt (ii) ovenfor, skal det bare være unntak fra slik skadesløshet for alle slike krav, tap, skadeserstatning, forpliktelser, kostnader og utgifter i forbindelse med eller basert hovedsakelig på en handling eller mangel på handling av Glitnir Securities (annet enn en handling eller mangel på handling som er forsøkt ved forespørsel eller med samtykke fra Selskapet) som ansees som grov uaktsom eller forsettlig fra Glitnir Securities’ side. 11 INGEN TREDJEPARTSRETTIGHETER. Glitnir Securities er bare engasjert av Selskapet, og Selskapets engasjement av Glitnir Securities skal ikke anses å være på vegne av, og skal ikke overføre rettigheter til noen eier av
9 LIMITATION OF LIABILITY. The Company accepts that neither Glitnir Securities nor any other member of the Glitnir Group (nor any of its or their respective owners, directors, officers, employees, consultants and agents) shall be liable to the Company or any of its directors, officers, employees or agents for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of, or related to, the Engagement, except if caused by gross or willful negligence on the part of Glitnir Securities. Glitnir Securities shall under no circumstances be liable for any indirect or consequential losses. Glitnir Securities’ liability towards the Company shall in all circumstances be limited to the fees due and payable by the Company to Glitnir Securities under the Engagement as set out in the Engagement Letter. 10 INDEMNIFICATION The Company accepts to indemnify, defend and hold harmless Glitnir Securities, the Glitnir Group and their re spective owners, directors, officers, employees, consultants and agents (each an “Indemnified Person”) from and against all claims, actions, proceedings, demands, losses, damages, liabilities, costs and expenses; (i) arising out of or in connection with any untrue statement or alleged untrue statement of a fact, any material omission or alleged material omission or misleading statement contained in any investor presentation, prospectus or other marketing material or information disclosed or published by the Group in connection with the Engagement; or (ii) otherwise arising out of or in connection with the Engagement or any other matter or activity referred to or contemplated by this Engagement Letter or which arise out of any breach by the Group of any of its obligations, duties or any warranties in connection with the Engagement, which any Indemnified Person may suffer or incur in any jurisdiction and all costs and expenses incurred by any Indemnified Person shall be reimbursed by the Group promptly on demand, including those incurred in connection with the investigation of, preparation for or defence of, any pending or threatened litigation or claim within the terms of this indemnity or any matter incidental thereto. Provided that in the case of clause (ii) above only, there shall be excluded from such indemnification any such claims, losses, damages, liability, costs or expenses that arise primarily out of or are based primarily upon any action or failure to act by Glitnir Securities (other than an action or failure to act undertaken at the request or with the consent of the Company) that constitutes gross or willful negligence on the part of Glitnir Securities. 11 NO THIRD PARTY RIGHTS. Glitnir Securities has been engaged by the Company only, and the Company’s engagement of Glitnir Securities shall not be deemed to be on behalf of, and is not intended to confer rights upon any owner

Selskapet eller noen annen person som ikke er part til denne avtalen. Råd (inkludert enhver erklæring eller rapport) enten det er skriftlig eller muntlig fra Glitnir Securities eller andre medlemmer av Glitnir Group til Selskapet, kan bare bli brukt og stolt på av Selskapet og kan ikke brukes eller bli stolt på av noen tredjepart og kan ikke fremlegges noen tredjepart uten skriftlig samtykke fra Glitnir Securities (annet enn Selskapets profesjonelle rådgivere, men slik at disse heller ikke kan basere seg på slike råd). 12 INTERESSEKONFLIKTER. Selskapet er inneforstått med at Glitnir Group er involvert i omfattende investeringsbank- og andre bankaktiviteter (inkludert analyse-, emisjon-, verdipapirhandels-, verdipapirmegling-, finansierings- og lånevirksomhet) der interessekonflikter eller forpliktelser kan oppstå, og derfor kan konflikter oppstå mellom Glitnir Securities’ forpliktelser i forbindelse med Oppdraget og andre forpliktelser eller interesser for Glitnir Securities og andre medlemmer av Glitnir Group. 13 UGYLDIGHET. Hver bestemmelse i Oppdragsbekreftelsen inkludert Standardvilkår skal ansees å være av selvstendig gyldighet. Hvis en av bestemmelsene er eller blir funnet å være ugyldig, ikke rettslig gjennomførbar eller den bryter med gjeldende lov eller forskrift, skal de resterende bestemmelsene bestå uforandret. 14 FULLSTENDIG AVTALE. Oppdragsbekreftelsen, inkludert disse Standardvilkårene, beskriver hele avtalen og forståelsen mellom Selskapet og Glitnir Securities i forbindelse med Oppdraget. Eventuelle endringer heretter må avtales skriftlig.
of the Company or any other person not a party hereto. Advice (including any opinion or report) whether written or oral made by Glitnir Securities or any other member of the Glitnir Group to the Company may only be used and relied upon by the Company and may not be used or relied upon by any third party and may not be disclosed to any third party without the prior written consent of Glitnir Securities (other than the Company’s professional advisers who may place no reliance on such advice). 12 CONFLICTS OF INTEREST. The Company acknowledges that the Glitnir Group is involved in a wide range of investment banking and other bank activities (including research, securities issuance, trading, brokerage, financing and lending) from which conflicting interests or duties may arise and therefore, conflicts may arise between duties of Glitnir Securities under the Engagement and other duties or interests of Glitnir Securities or another member of the Glitnir Group. 13 SEVERABILITY. Each provision of the Engagement Letter including the Terms and Conditions is severable and, if any provision is or becomes invalid or unenforceable or contravenes any applicable regulations or law, the remaining provisions shall not be affected. 14 ENTIRE AGREEMENT. The Engagement Letter, including these Terms and Conditions, sets out the entire agreement and understanding between the Company and Glitnir Securities in connection with the Engagement. Any subsequent changes hereto shall be agreed upon in writing.